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As filed with the Securities and Exchange Commission on January 31, 2011

Registration No. 333-167722

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 6
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOHORIZONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3842 (Primary Standard Industrial Classification Code Number)	20-5912502 (IRS Employer Identification Number)

2300 Riverchase Center
Birmingham, Alabama 35244
(205) 967-7880
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

R. Steven Boggan
President and Chief Executive Officer
BioHorizons, Inc.
2300 Riverchase Center
Birmingham, Alabama 35244
(205) 967-7880
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Michael L. Fantozzi, Esq. Daniel T. Kajunski, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	James M. McKnight, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 (212) 935-3000	David P. Dutil, Esq. BioHorizons, Inc. 2300 Riverchase Center Birmingham, AL 35244 (205) 986-7980	Marc D. Jaffe, Esq. Jason M. Licht, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

This Amendment No. 6 to the Registrant's Registration Statement on Form S-1 (File No. 333-167722) is being filed solely for the purpose of refiling exhibit 5.1, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All of the amounts are estimated except the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Amount to be paid
SEC registration fee	$7,536
NASDAQ Global Market listing fee	125,000
FINRA filing fee	10,850
Printing and mailing	200,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	900,000
Advisory fees and related expenses	2,500,000
Blue sky fees and expenses	25,000
Transfer agent and registrar	10,000
Miscellaneous	221,614

Total	$6,500,000

Item 14.   Indemnification of Directors and Officers.

Our restated certificate of incorporation and restated bylaws that will be effective upon completion of the offering provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (for example, one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

    •
    from any breach of the director's duty of loyalty to us or our stockholders;

    •
    from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    •
    under Section 174 of the Delaware General Corporation Law; and

    •
    from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our certificate of incorporation, bylaws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements or law.

Reference is made to Item 17 of our undertakings with respect to liabilities arising under the Securities Act. Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and restricted stock and warrants granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of Securities

No underwriters were involved in the sales of securities described below. All purchasers of shares of convertible preferred stock, convertible notes and warrants described below represented to us in connection with their purchase that they were accredited investors and were acquiring the shares and notes for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(i) Original Issuances of Preferred Stock, Common Stock, Convertible Promissory Notes and Warrants.

1. On February 5, 2008, in connection with our merger with DTI Holdings, we issued an aggregate of 65,186 shares of preferred stock and 4,711,608 shares of Class B common stock to the stockholders of DTI Holdings, of which 174,962 shares were granted as restricted stock and are included in section (b) below. In connection with this transaction, we also issued 45,000 shares of preferred stock and 3,131,793 shares of Class B common stock as a result of the conversion of DTI Holdings convertible promissory notes issued to HealthpointCapital Partners II, L.P. with a principal amount of $45,000,000.

2. On April 11, 2008, in connection with our acquisition of all of the outstanding common stock of Implant Logic Systems, Ltd., we issued an aggregate of 131,558 shares of Class B common stock to 32 stockholders of Implant Logic Systems, Ltd. In connection with this transaction, HealthpointCapital Partners II, L.P. purchased and we issued 7,000 shares of preferred stock and 502,357 shares of Class B common stock for $7,000,000, which represented the cash payment we made as part of the acquisition consideration.

3. On April 15, 2008, one of our former directors, Michael Rawlings, purchased 500 shares of preferred stock and 35,883 shares of Class B common stock for an aggregate purchase price of $500,000.

4. On July 11, 2008, September 23, 2008, December 22, 2008 and March 4, 2009, we issued to HealthpointCapital Partners II, L.P. subordinated convertible promissory notes with a principal amount of $10,000,000, $13,550,885, $5,000,000 and $5,000,000, respectively. The convertible promissory notes were convertible into units consisting of shares of our common stock and preferred stock as would be issuable by valuing our then outstanding shares of common stock and preferred stock outstanding on a fully diluted and fully converted basis at $600,000,000. On December 31, 2009, these subordinated convertible promissory notes were combined with other outstanding indebtedness as described below in Item 5.

5. On March 23, 2009, we combined all of our outstanding indebtedness to HealthpointCapital Partners II, L.P. into one subordinated convertible promissory note with an aggregate principal amount of $33,551,000. On January 1, 2010, this amended and restated subordinated convertible note was further amended and restated to reflect a principal amount of $36,869,813, and on September 30, 2010, was further amended and restated to extend the maturity date to April 1, 2012. This subordinated convertible promissory note is convertible into units consisting of shares of our common stock and preferred stock as would be issuable by valuing our then outstanding shares of common stock and preferred stock outstanding on a fully diluted and fully converted basis at $500,000,000. We anticipate that this subordinated convertible promissory note will be repaid in connection with this initial public offering.

6. On March 31, 2010, in connection with our spin-off of our wholly-owned subsidiary, DTI Holdings, Inc., we conducted an exchange offer with our employees whereby our employees elected to exchange their right to receive DTI common stock for shares of our newly-created Class C common stock. We issued an aggregate of 217,557 shares of restricted Class C common stock subject to our lapsing repurchase right, of which 196 shares have been forfeited back to the Company as of January 15, 2011, pursuant to our 2010 Executive, Director and Consultant Stock Plan as a result of this exchange offer.

7. On March 31, 2010, in connection with the spin-off transaction described above in Item 8, we issued a warrant to HealthpointCapital Partners II, L.P. If this warrant is exercised prior to the completion of the initial public offering, it will be exercisable for 126,059 shares of our common stock at an exercise price of $13.59 per share. If the warrant is exercised in connection with, or after, the initial public offering, it will be exercisable for a certain amount of shares of our common stock calculated by dividing $1,713,342 by the initial public offering price per share at an exercise price per share equal to the initial public offering price per share.

8. On January 13, 2011, in connection with this offering, we converted all shares held by minority common stockholders of BIS into shares of our Rolling common stock. As a result of this transaction, we issued an aggregate of 247,299 shares of our Rolling common stock to 12 former holders of BIS common stock.

The securities described in this section (a)(i) of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act or Rule 701 promulgated thereunder, relative to sales by an issuer not involving any public offering.

(ii) Conversion of Convertible Promissory Notes.

See the discussion of the conversion of convertible promissory notes in section (a)(i) of Item 15.

The securities described in this section (a)(ii) of Item 15 were issued to a United States investor in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) under the Securities Act, relative to an exchange of securities by an issuer with its existing security holders where no commission or other remuneration is paid for soliciting the exchange.

(b) Restricted Stock Grants

Since April 1, 2007, we have issued 1,199,753 shares of restricted Class A common stock and 612,720 shares of restricted Class B common stock under our 2007 Executive, Director and Consultant Stock Plan to certain of our employees, directors and consultants. As of January 15, 2011, 35,592 shares of restricted Class A common stock had been forfeited back to us and 296,030 shares of restricted Class B common had been cancelled or forfeited back to us, and 1,164,161 shares of restricted Class A common stock remain outstanding and 316,690 shares of restricted Class B common remain outstanding.

The issuance of restricted stock as described in this section (b) of Item 15 was issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 701 promulgated thereunder. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

The foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)
Financial Statement Schedules

All other schedules have been omitted because they are not applicable.

Financial Statement Schedules

All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Birmingham, Alabama, on January 31, 2011.

BIOHORIZONS, INC.
By:	/s/ R. STEVEN BOGGAN
R. Steven Boggan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. STEVEN BOGGAN R. Steven Boggan	President, Chief Executive Officer and Director (principal executive officer)	January 31, 2011
/s/ DAVID A. WALL David A. Wall	Executive Vice President and Chief Financial Officer (principal financial officer)	January 31, 2011
* Kendyl D. Lowe	Senior Vice President and Chief Accounting Officer (principal accounting officer)	January 31, 2011
* Mortimer Berkowitz III	Chairman of the Board of Directors	January 31, 2011
* John J. Chopack, Jr.	Director	January 31, 2011
* Tom C. Davis	Director	January 31, 2011
* John H. Foster	Director	January 31, 2011

Signature		Title	Date

* David J. Hogan		Director	January 31, 2011
* Siri S. Marshall		Director	January 31, 2011
*By:	/s/ DAVID A. WALL David A. Wall Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement.
3.1**	Restated Certificate of Incorporation of the Registrant.
3.2**	Form of Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
3.3**	Bylaws of the Registrant.
3.4**	Form of Amended and Restated Bylaws of the Registrant to be effective upon completion of this offering.
4.1**	Form of Common Stock Certificate.
4.2**	Amended and Restated Stockholders' Agreement dated as of June 21, 2010 by and among the Registrant and the stockholders of the Registrant named therein.
4.3**	Stockholders' Agreement dated as of April 15, 2008 by and among the Registrant and the stockholders of the Registrant named therein.
4.4**	Warrant to Purchase Capital Stock issued to HealthpointCapital Partners II, L.P. dated as of March 31, 2010.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1**	The Registrant's 2007 Executive, Director and Consultant Stock Plan.
10.2**	The Registrant's Amended and Restated 2010 Employee, Director and Consultant Stock Plan.
10.3**	Form of Stock Option Agreement under the Registrant's 2010 Amended and Restated Employee, Director and Consultant Stock Plan.
10.4**	Form of Restricted Stock Agreement under the Registrant's 2010 Amended and Restated Employee, Director and Consultant Stock Plan.
10.5**	The Registrant's 2011 Employee Stock Purchase Plan.
10.6**	Lease Agreement dated as of April 12, 2007 by and between BioHorizons Implant Systems, Inc. and Colonial Realty Limited Partnership.
10.7**
Credit and Security Agreement dated as of March 31, 2010 by and among the Registrant, BioLok Acquisition Corp., BioHorizons Implant Systems, Inc., BioLok International Inc., Orthogen Corporation and Midcap Funding I, LLC, including the Revolving Loan Note and Term Loan Note issued thereunder.
10.8**	Amended and Restated Subordinated Convertible Note of the Registrant dated as of September 30, 2010 issued to HealthpointCapital Partners II, L.P.
10.9+**	Second Amended and Restated Agreement dated as of September 1, 2010 by and among BioHorizons Implant Systems, Inc., Carl E. Misch, Carl E. Misch, D.D.S., PC and Misch Implant Institute, Inc.
10.10+**	Distribution Agreement dated as of January 1, 2010 by and between BioHorizons Implant Systems, Inc. and Osteotech, Inc.
10.10.1**	Amendment No. 1 to Distribution Agreement dated as January 1, 2010 by and between BioHorizons Implant Systems, Inc. and Osteotech, Inc.

Exhibit Number	Description of Exhibit
10.11+**	Agreement dated as of January 1, 2010 by and between BioHorizons Implant Systems, Inc. and Osteotech, Inc.
10.12+**	License Agreement dated as of August 4, 1999 by and between Orthogen Corporation and Hospital for Joint Diseases Orthopaedic Institute.
10.13+**	License Agreement dated as of June 29, 1995 by and between BioHorizons Implant Systems, Inc. and the UAB Research Foundation, including Amendment to License Agreement dated as of March 12, 2007.
10.14+**	Amended and Restated Service Contract dated as of January 1, 2011 by and between BioHorizons Implant Systems, Inc. and Quality Tech Services, Inc.
10.15**	Amended and Restated Employment Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and R. Steven Boggan.
10.16**	Restricted Stock Agreement with R. Steven Boggan.
10.17**	Employment Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and David A. Wall.
10.18**	Amended and Restated Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and David P. Dutil.
10.19**	Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and Kendyl D. Lowe.
10.20**	Restricted Stock Agreements with Kendyl D. Lowe.
10.21**	Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and J. Todd Strong.
10.21.1**	Amendment to Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and J. Todd Strong.
10.22**	Restricted Stock Agreements with J. Todd Strong.
10.23**	Severance Agreement by and among the Registrant, BioHorizons Implant Systems, Inc. and Clark M. Barousse.
10.24**	Restricted Stock Agreements with Clark M. Barousse.
10.25**	Separation Letter Agreement dated as of February 27, 2009 by and between BioHorizons Implant Systems, Inc. and William H. Ross (previously filed as Exhibit 10.21).
10.26**	Restricted Stock Agreement with William H. Ross.
10.27**	Form of Indemnification Agreement entered into with each of the Registrant's non-employee directors.
10.28**	Restricted Stock Agreement with Tom C. Davis.
10.29**	Restricted Stock Agreement with David J. Hogan.
10.30**	Director Compensation Policy.
10.31+**	Manufacturing Services Agreement dated as of November 3, 2010 by and between the Registrant and Precision One Medical, Inc.
10.32**	BioHorizons Implant Systems, Inc. Amended and Restated Year 2000 Stock Grant and Option Plan
10.33**	BioHorizons Implant Systems, Inc. 2003 Long-Term Incentive Plan.
10.34+**	Manufacturing Services Agreement dated as of February 15, 2010 by and between the Registrant and Resonetics LLC., as amended January 11, 2011.
21.1**	List of Subsidiaries.
23.1**	Consent of Ernst & Young LLP.
23.2**	Consent of Deloitte & Touche LLP.
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
24.1**	Powers of Attorney.

** Previously filed.

+   Confidential treatment has been requested for portions of this exhibit.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX